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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus consisting part of this Registration Statement on Form S-3 of our report dated August 22, 1997 appearing on page 33 of Pharmacyclics, Inc. Annual Report on Form 10-K for the year ended June 30, 1997. We also consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated August 22, 1997 relating to the financial statements of Pharmacyclics, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

/s/ PRICE WATERHOUSE LLP

San Jose, California

January 28, 1998



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